Exhibit 99.2

HOUSTON AMERICAN ENERGY CORPORATION

Estimated Future Reserves and Revenues

as of December 31, 2009

Selected Oil and Gas Properties

Louisiana, Oklahoma, and Texas

SEC Guideline Case

February 25, 2010

Mr. John F. Terwilliger

Houston American Energy Corporation

801 Travis, Suite 1425

Houston, Texas 77002

Re:	Houston American Energy Corporation
Year End Reserve Report
Louisiana, Oklahoma, and Texas
as of December 31, 2009
SEC Guideline Case

Dear Mr. Terwilliger:

Pursuant to your request, we have estimated the future oil and gas Reserves and projected the associated future revenues net to the interests owned by Houston American Energy Corporation (“Houston American”) as of December 31, 2009. Assets located in Louisiana, Oklahoma, and Texas are included in this report. As shown in the following table, 71% of the total value is associated with the Proved Developed Producing (“PDP”) Reserves.

Our conclusions, as of December 31, 2009, are summarized below:

	Net to Houston American Energy Corporation
	Proved Developed		Proved	Total	Total	Total	Grand
SEC Pricing as of December 31, 2009	Producing	Non-Producing[a]	Undeveloped	Proved	Probable	Possible	Total[b]

Estimated Future Net Oil/Condensate, bbl	2,898	0	0	2,898	1,565	0	4,464
Estimated Future Net Gas, MMcf	70.2	0	0	70.2	29.8	0	100.0

Total Future Gross Revenue, $	455,522	0	0	455,522	222,117	0	677,639
Estimated Future Production Taxes, $	26,790	0	0	26,790	14,953	0	41,743
Estimated Future Operating Expenses, $	60,403			60,403	0		60,403
Estimated Future Capital Costs, $	0	0	0	0	0	0	0
Estimated Future Net Revenue (“FNR”), $	368,330	0	0	368,330	207,163	0	575,492
Discounted FNR at 10%, $	323,967	0	0	323,967	146,281	0	470,248
Discounted FNR at 15%, $	307,995	0	0	307,995	124,706	0	432,701

Estimated Net Revenues by Year, $
2010	204,383	0	0	204,383	0	0	204,383
2011	103,424	0	0	103,424	0	0	103,424
2012	22,667	0	0	22,667	58,176	0	80,842
Subtotal	330,474	0	0	330,474	58,176		388,650
Thereafter	37,856	0	0	37,856	148,987	0	186,843
Total	368,330	0	0	368,330	207,163	0	575,493

Estimated Average Net Production Rate – 2010
Oil/Condensate, B/D	3.9	0	0	3.9	0	0	3.9
Gas, Mcf/D	98.2	0	0	98.2	0	0	98.2

[a]	Column includes the Proved Developed Non-Producing, Shut-In and Behind-Pipe classifications
[b]	Totals might not match detailed cash flows due to computer rounding

Houston American Energy Corporation - Year End Reserve Report

SEC Pricing as of December 31, 2009

February 25, 2010

Purpose of Report

This report has been prepared to provide the management of Houston American Energy Corporation with a projection of estimated remaining Reserves and projected future net revenues as of December 31, 2009. These estimates have not been adjusted for risk.

Standards of Practice

This report has been prepared in accordance with our understanding of the Securities and Exchange Commission, SX Reg. § 210.4-10, dated November 18, 1981 as amended September 19, 1989, requiring adherence to definitions of “Proved” oil and gas Reserves. Additionally, at the request of Houston American, and within the most recently adopted and accepted SEC guidelines (Modernization of Oil and Gas Reporting; Final Rule; January 14, 2009), we have evaluated the Proved, Probable and Possible Reserves. The SEC oil and gas Reserve definitions are attached hereto.

Reserve Estimates

Extrapolation of historical production data was utilized for those producing properties where sufficient data were available to suggest decline trends. Reserves assigned to the remaining producing properties and any non-producing assets were determined by analogy to offset wells producing from similar formations or by volumetric analysis. Reserves assigned by analogy and volumetric analysis are subject to greater revision than Reserves projected using established performance trends.

As of December 31, 2009, the Proved net remaining Reserves were estimated to be 2,898 barrels of oil, condensate, and natural gas liquids (“NGL”) and 70.2 MMcf of gas. The net present value, discounted at 10%, of the PDP Reserves was $323,967. Of the total revenue, 62% was derived from gas production. The Reserve life index (“R/P”) for the PDP Reserves was estimated to be 2.0 years based on a 6:1 conversion rate.

The Probable net remaining Reserves were estimated to be 1,565 barrels of oil, condensate, and natural gas liquids and 29.8 MMcf of gas. The net present value, discounted at 10%, of the PDP Reserves was $146,281. Of the total revenue, 57% was derived from gas production.

The total Proved plus Probable net remaining Reserves were estimated to be 4,464 barrels of oil, condensate, and natural gas liquids and 100.0 MMcf of gas. The net present value, discounted at 10%, of the total Reserves was $470,248. Of the total revenue, 61% was derived from gas production.

Notable Properties

Crown Paper No. 1 (19,100 ft), East Baton Rouge Parish, LA

The Crown Paper No. 1, located in East Baton Rouge Parish, Louisiana, is operated by Pennington Oil and Gas Interests. The Crown Paper No. 1 is currently producing approximately 1,000 Mcf of gas per day from the 19,100 ft Tuscaloosa “G” formation. As of December 31, 2009, the estimated net remaining Reserves for this zone were 1,037 barrels of oil and 36.7 MMcf of gas. The future net revenue, discounted at 10%, of $189,626 represents 40.3% of the total discounted future net revenue.

Houston American Energy Corporation - Year End Reserve Report

SEC Pricing as of December 31, 2009

February 25, 2010

Crown Paper No. 1 (18,930 ft), East Baton Rouge Parish, LA

The Crown Paper No. 1, located in East Baton Rouge Parish, Louisiana, is operated by Pennington Oil and Gas Interests. The Crown Paper No. 1 is scheduled to be recompleted in 2012, and is estimated to produce approximately 1,000 Mcf of gas per day from the 18,930 ft Tuscaloosa “F” formation. These Reserves are classified as Probable. As of December 31, 2009 the estimated net remaining Reserves for this zone were 522 barrels of oil and 9.9 MMcf of gas. The future net revenue, discounted at 10%, of $53,875 represents 11% of the total discounted future net revenue.

Jeffers No. 1, Acadia Parish, Louisiana

The Jeffers No.1 well, located in Acadia Parish, Louisiana, is operated by Kaiser-Francis Oil Company, Inc. The Jeffers No. 1 is currently producing approximately 915 Mcf of gas per day from the Alliance formation. As of December 31, 2009 the estimated net remaining Reserves for the well were 43 barrels of oil and 12.4 MMcf of gas. The future net revenue, discounted at 10%, of $51,631 represents 11% of the total discounted future net revenue.

These three properties represent 63% of the future net revenue attributable to Houston American Energy Corporation.

Product Prices and Differentials

The base product prices of $61.19 per barrel and $4.24 per MMbtu utilized herein are reported by the Energy Information Administration for the closing NYMEX West Texas Intermediate (“WTI” at Cushing, OK) contract 1 oil prices on the first trading day of each month, averaged over the 2009 calendar year and Gas prices are reported at Henry Hub, LA contract 1. As required by SEC regulations, no price escalations are included in this report. Realized product prices in this report reflect adjustments for heating content, premiums and basis differentials. Where applicable, transportation costs have been included.

Operating Costs and Expenditures

Direct lease operating expenses were input as dollars per month into the economic models. These data were supplied by Houston American Energy Corporation. Where applicable, lease operating costs were adjusted for non-recurring costs. Operating costs were not escalated in this report.

Severance and ad valorem taxes are deducted as a percentage of gross revenues or as a charge per unit of production. The individual well projections of oil and gas cease when the operating expenses exceed the gross revenues.

Values Not Considered

In all cases, we have attempted to account for all deductions from gross revenues except for the following:

1.	Federal Income Taxes

2.	Depreciation, depletion, and/or amortization, if any

3.	Costs in excess of revenues of uneconomic leases

4.	Plugging and abandonment costs in excess of salvage value

5.	Environmental restoration costs, if any

6.	Product price hedges, if any

Houston American Energy Corporation - Year End Reserve Report

SEC Pricing as of December 31, 2009

February 25, 2010

No value has been assigned to non-producing acreage or to acreage held by production.

Report Qualifications

Estimates of future revenues were based on projections of recoverable hydrocarbons, rates of production, timing of recompletions and drilling, proration by state and federal agencies, operating costs, direct taxes, and product prices. Any unusual combination of the many factors, including weather, political risk or acts of terrorism could result in future receipts being considerably less or more than those estimated herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES ARE NOT REPRESENTED TO BE MARKET VALUES EITHER FOR THE INDIVIDUAL PROPERTIES OR IN A TOTAL PROPERTY BASIS.

The Reserves and revenues for specific properties should be considered in context with the overall report.

Data Sources

Historical production data were obtained from Houston American Energy Corporation and public sources, such as Lasser Production Data Services, HPDI, LLC, DrillingInfo.com, and IHS Energy Data Services. This production data was generally updated though December 2009.

We retain in our files digital databases for all properties and certain other hard copy information that we believe pertinent. We have not inspected the properties evaluated in this report, nor have we conducted independent well tests.

Independent Evaluation

Neither Lonquist & Co., LLC nor any of its employees have any interest or ownership in the subject properties, and neither our employment nor compensation is contingent on our findings herein.

Sincerely,

LONQUIST & CO., LLC
Texas Registration No. F-8952

Lisa B. Hunter, P.E.
Senior Petroleum Engineer
Texas License No. 64269

Date Signed: February 25, 2010
Austin, Texas

Scott C. Shifflett, P.E.
Senior Petroleum Engineer
Texas License No. 89470

Date Signed: February 25, 2010
Austin, Texas

HOUSTON AMERICAN ENERGY CORPORATION

Estimated Future Reserves and Revenues

As of December 31, 2009

Caracara, Dorotea-Cabiona, and Llanos Concessions

Republic of Colombia

SEC Guideline Case

March 5, 2010

Mr. John F. Terwilliger

Houston American Energy Corporation

801 Travis, Suite 1425

Houston, Texas 77002

Re:	Houston American Energy Corporation
December 31, 2009 Proved Reserve Update
HUPECOL, LLC Operated Properties
Republic of Colombia
As of December 31, 2009
SEC Guideline Case

Dear Mr. Terwilliger:

Pursuant to your request, we have estimated the future hydrocarbon Reserves and projected the associated future revenues net to the interests owned by Houston American Energy Corporation (“Houston American”) as of December 31, 2009. The assets evaluated in this report are in the HUPECOL, LLC-operated (“HUPECOL”) Caracara, Dorotea-Cabiona, and Llanos Concessions in the Republic of Colombia. As shown in the following table, Proved Developed Producing, Proved Developed Non-Producing, and Proved Undeveloped Reserves were evaluated for this report.

Our conclusions, as of December 31, 2009, are summarized below:

	Net to Houston American Energy Corporation
	Proved Developed		Proved Undeveloped	Total Proved[b]	Total Probable	Total Possible	Prospective Resource	Grand Total[b]
SEC Pricing as of December 31, 2009	Producing	Non-Producing[a]

Estimated Future Net Oil/Condensate, bbl	183,346	124,647	894,234	1,202,227	0	0	0	1,202,227
Estimated Future Net Gas, MMcf	0	0	0	0	0	0	0	0

Total Future Gross Revenue, $	10,165,345	6,848,734	49,701,008	66,715,087	0	0	0	66,715,087
Estimated Future Production Taxes, $	0	0	0	0	0	0	0	0
Estimated Future Operating Expenses, $	4,641,476	2,788,509	29,282,783	36,712,768	0	0	0	36,712,768
Estimated Future Capital Costs, $	0	296,456	11,275,464	11,571,920	0	0	0	11,571,920
Estimated Future Net Revenue (“FNR”), $	5,523,869	3,763,768	9,142,760	18,430,397	0	0	0	18,430,397
Discounted FNR at 10%, $	5,261,362	3,332,940	6,902,290	15,496,592	0	0	0	15,496,592
Discounted FNR at 15%, $	5,146,040	3,161,894	6,046,778	14,354,712	0	0	0	14,354,712

Estimated Net Revenues by Year, $
2010	4,763,605	1,973,196	-944,773	5,792,028	0	0	0	5,792,028
2011	738,795	909,719	2,069,289	3,717,803	0	0	0	3,717,803
2012	21,469	444,604	5,263,660	5,729,733	0	0	0	5,729,733
Subtotal	5,523,869	3,327,519	6,388,176	15,239,564	0	0	0	15,239,564
Thereafter	0	436,249	2,754,584	3,190,833	0	0	0	3,190,833
Total	5,523,869	3,763,768	9,142,760	18,430,397	0	0	0	18,430,397

Estimated Average Net Production Rate - 2010
Oil/Condensate, B/D	393	160	216	769	0	0	0	769
Gas, Mcf/D	0	0	0	0	0	0	0	0

[a]	Column includes the Proved Developed Non-Producing, Shut-In and Behind-Pipe classifications
[b]	Totals might not match detailed cash flows due to computer rounding

Houston American Energy Corporation – HUPECOL, LLC Operated Properties

December 31, 2009 Reserve Update

March 5, 2010

Purpose of Report

This report has been prepared to provide the management of Houston American Energy Corporation with a projection of estimated remaining hydrocarbon Reserves and projected future net revenues as of December 31, 2009. These estimates have not been adjusted for risk.

Standards of Practice

This report has been prepared in accordance with our understanding of the Securities and Exchange Commission (“SEC”), SX Reg. § 210.4-10, dated November 18, 1981 as amended September 19, 1989, requiring adherence to definitions of “Proved” oil and gas Reserves. Additionally, this report conforms to the most recently adopted SEC guidelines in the Modernization of Oil and Gas Reporting; Final Rule (January 14, 2009). The SEC oil and gas Reserve definitions are attached hereto.

Reserve Estimates

Production data in this report were updated through December 31, 2009. Extrapolation of historical production data was utilized for those producing properties where sufficient data were available to suggest decline trends. In addition to rate vs. time decline curve analysis, oil fraction vs. cumulative oil and water fraction vs. cumulative oil data were used to determine Reserves for producing properties. Reserves assigned to the remaining producing properties and the non-producing assets were determined by analogy to offset wells producing from similar formations or by volumetric analysis. Reserves assigned by analogy and volumetric analysis are subject to greater revision than those projected using established performance trends.

Geological interpretations and structural mapping of the productive sands in each of the Concessions were prepared by HUPECOL primarily using subsurface well control augmented with 3D and 2D seismic data. We have reviewed these maps and they are reasonable. These structure maps formed the basis for the net pay thickness maps drawn by HUPECOL. The net pay values included in these maps were from the independent petrophysical analyses prepared by Lonquist & Co. We planimetered these maps to determine the reservoir volume and the results were used in the volumetric analyses.

As of December 31, 2009, the Total Proved net remaining Reserves were estimated to be 1,202,227 barrels of oil. The net present value, discounted at 10%, of the remaining Reserves is $15,496,592. Of the total discounted net revenue, approximately 34% is generated by the Proved Producing Reserves.

Product Prices and Differentials

The base oil price of $61.19 per barrel in this evaluation is the un-weighted arithmetic average of the closing NYMEX West Texas Intermediate (“WTI”) Contract 1 oil price on the first trading day of each month in 2009 as reported by the Energy Information Administration. As required by SEC regulations, no price escalations are included in this report. Realized product prices in this report reflect adjustments for basis differentials and include transportation costs, where applicable.

Operating Costs and Expenditures

Direct well operating expense data for January through December 2009 were supplied by HUPECOL. These direct operating costs, input as dollars per month into the economic models, were based on actual expenses and were adjusted for non-recurring costs, where applicable. We have accepted these expense data as correct. Direct operating costs were not escalated in this report.

Houston American Energy Corporation – HUPECOL, LLC Operated Properties

December 31, 2009 Reserve Update

March 5, 2010

The individual well projections of oil and gas production ceased when the operating expenses exceeded the gross revenues.

Development costs included in this report were provided by HUPECOL and were based on authorizations for expenditures for the proposed work or actual costs for similar projects. The timing of investments were also supplied by HUPECOL based their long range plans and experience in the area. Development costs were not escalated in this report.

Values Not Considered

In all cases, we have attempted to account for all deductions from gross revenues except for the following:

1.	U.S. or Colombian Income Taxes

2.	Depreciation, depletion, and/or amortization, if any

3.	Costs in excess of revenues of uneconomic leases

4.	Plugging and abandonment costs in excess of salvage value

5.	Environmental restoration costs, if any

6.	Product price hedges, if any

No value has been assigned to non-producing leasehold or to acreage held by production.

Report Qualifications

Estimates of future revenues were based on projections of recoverable hydrocarbons, rates of production, timing of recompletions and drilling, proration by state and federal agencies, operating costs, direct taxes, and product prices. Any unusual combination of the many factors, including weather, political risk or acts of terrorism could result in future receipts being considerably less or more than those estimated herein.

THE REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES ARE NOT REPRESENTED TO BE MARKET VALUES EITHER FOR THE INDIVIDUAL PROPERTIES OR IN A TOTAL PROPERTY BASIS.

The Reserves and revenues for specific properties should be considered in context with the overall report.

Data Sources

Key data, including well information, geologic interpretations, direct operating costs, historical production data, and realized product prices were supplied by HUPECOL. Ownership data were supplied by Houston American. The ownership interests and other factual data were accepted without independent verification.

We retain in our files digital databases for all properties and certain other hard copy information that we believe pertinent. We have not inspected the properties evaluated in this report, nor have we conducted independent well tests.

Houston American Energy Corporation – HUPECOL, LLC Operated Properties

December 31, 2009 Reserve Update

March 5, 2010

Independent Evaluation

Neither Lonquist & Co., LLC nor any of its employees have any interest or ownership in the subject properties, and neither our employment nor compensation is contingent on our findings herein.

Sincerely,

LONQUIST & CO., LLC
Texas Registration No. F-8952

Don E. Charbula, P.E.
Vice President
Texas License No. 73435

Date Signed: March 5, 2010
Austin, Texas